SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


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                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)  JANUARY 7, 2000
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                                 DSI TOYS, INC.
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                      (Exact Name of Registrant as Specified in Charter)



          TEXAS                       0-22545                    74-1673513
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(State or Other Jurisdiction          (Commission               (IRS Employer
     of Incorporation)                File Number)           Identification No.)



1100 WEST SAM HOUSTON PARKWAY NORTH, HOUSTON, TEXAS                   77043
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(Address of Principal Executive Offices)                            (Zip Code)



Registrants telephone number, including area code  (713) 365-9900
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          (Former Name or Former Address, if Changes Since Last Report)
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

      On January 7, 2000, DSI Toys, Inc., a Texas corporation (the "Registrant") acquired all of the issued and outstanding shares of common stock (the "Meritus Shares") of Meritus Industries, Inc., a New Jersey corporation ("Meritus"), pursuant to a merger in which Meritus merged with and into the Registrant (the "Merger"). Under the terms of the Merger, all of the issued and outstanding Meritus Shares, all of which were owned by Walter S. Reiling and Susan Reiling (collectively, "Reiling"), were converted into, and became exchangeable for (i) six hundred thousand (600,000) unregistered shares of the Registrant's common stock (the "Registrant Shares"), representing sixty thousand (60,000) Registrant Shares for each of the ten (10) Meritus Shares issued and outstanding as of the effective time of the Merger (less ninety-six thousand seven hundred and seventy-four (96,774) Registrant Shares which are payable by Registrant upon satisfaction of certain post closing conditions as set forth in a Closing and Holdback Agreement (the "Holdback Agreement") between the parties); (ii) eight hundred eighty-four thousand thirty-three dollars and 82 cents ($884,033.82) in cash (less one hundred thousand dollars ($100,000) which are payable by Registrant upon satifaction of certain post closing conditions as set forth in the Holdback Agreement); and (iii) the Registrant's Subordinated Secured Promissory Note for one million six hundred ninety thousand dollars ($1,690,000.00).

      In addition, as part of the Merger, Registrant retired approximately $4.4 million of Meritus debt. On January 7, 2000, Registrant borrowed five million dollars ($5,000,000.00) from MVII, LLC, a California limited liability company and controlling shareholder of Registrant ("MVII"), pursuant to an unsecured promissory note (the "MVII Note"). The principal balance of the MVII Note accrues interest at an annual rate of the prime rate of Wells Fargo Bank plus two percent (2%), and accrued interest is payable monthly. Monthly principal payments of one hundred thousand dollars ($100,000.00) are due under the terms of the MVII Note beginning on June 1, 2000. The MVII Note is due and payable in full on July 1, 2004. The amounts advanced to Registrant by MVII as evidenced by the MVII Note, as well as one hundred sixty five thousand four hundred forty five dollars and eighty-two cents ($165,445.82) of Registrant's funds, were used to consummate the Merger.

      Meritus was a toy manufacturer. The Registrant currently intends to continue the use of Meritus' assets in its toy business.

      The consideration paid by the Registrant for the Meritus Shares was negotiated at arm's length between the parties on the basis of the Registrant's assessment of the value of Meritus and the Meritus Shares, following an investigation of, and discussions with Meritus and its representatives concerning Meritus and its business and prospects. It is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder. For financial accounting purposes, it is intended that the Merger will be accounted for as a "purchase."

      The Registrant, MVII, and Reiling have entered into a Shareholders' and Voting Agreement dated January 7, 2000, pursuant to which (i) the parties agreed that the number of directors that
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comprise the Board of Directors of the Company shall be increased from six (6)
to seven (7) within thirty (30) days of the Merger; (ii) MVII granted Reiling the right to elect one (1) of the directors that MVII was previously entitled to elect to the Registrant's Board of Directors pursuant to the terms and conditions of that certain Shareholders and Voting Agreement dated April 15, 1999; and (iii) certain transfer restrictions were imposed upon the Registrant Shares held by Reiling as a result of the Merger.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Financial Statements of Business Acquired

      The required financial statements for the business acquired will be filed on or before the sixtieth day following the filing date of this Form 8-K.

(b)   Pro Forma Financial Information

      The required pro forma financial information is unavailable as of the date of this filing. Such financial statements will be filed on or before the sixtieth day following the filing date of this Form 8-K.

(c)   Exhibits

      EXHIBIT NO.                   DESCRIPTION

      2.1 Agreement and Plan of Merger between Meritus et al, and the Registrant, dated as of October 7, 1999 (filed as Exhibit 10.45 to the Registrant's Form 10-Q for the quarterly period ended October 31, 1999, and incorporated herein by reference).

      2.2 Articles/Certificate of Merger of Meritus into Registrant, dated January 7, 2000.

      2.3 Closing and Holdback Agreement dated January 7, 2000, by and between Registrant and Meritus et al.

      10.1 Shareholders' and Voting Agreement dated January 7, 2000, by and among the Registrant, MVII, and Reiling.

      10.2 Limited Irrevocable Proxy dated January 7, 2000, between MVII and Reiling.

      10.3 Registration Rights Agreement dated January 7, 2000, by and between the Registrant and Reiling.
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      10.4                          Subordinated Secured Promissory Note dated
                                    January 7, 2000, from the Registrant to
                                    Reiling.

      10.5                          Promissory Note dated January 7, 2000, from
                                    Registrant to MVII.

      10.6 Amendment No. 2 dated January 7, 2000, to Loan and Security Agreement, by and between Sunrock Capital Corp. and Registrant.

      10.7 Employment Agreement dated January 7, 2000, by and between Registrant and Beth Reiling.

      10.8 Employment Agreement dated January 7, 2000, by and between Registrant and Joseph Reiling.

      99.1                          Press release of the Registrant dated
                                    January 7, 2000.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            DSI TOYS, INC.



Date:   January 21, 2000                    By: /s/ ROBERT L. WEISGARBER
                                                    Robert L. Weisgarber
                                                    Chief Financial Officer